Exhibit 99.1

TELA Bio Announces Preliminary Revenue for Fourth Quarter and Full Year 2019

-	Preliminary fourth quarter 2019 revenue increased 94%-102% year-over-year to $4.7 million to $4.9 million

-	Preliminary full year 2019 revenue increased 85%-87% year-over-year to $15.3 million to $15.5 million

MALVERN, Pa., January 10, 2020 (GLOBE NEWSWIRE) -- TELA Bio, Inc. (“TELA”) (Nasdaq: TELA), a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today announces unaudited preliminary revenue for the fourth quarter and full year 2019.

The company expects reported revenue for the fourth quarter of 2019 to be $4.7 million to $4.9 million, an increase of 94%-102% compared to $2.4 million in the fourth quarter of 2018. The company expects reported revenue for the full year of 2019 to be $15.3 million to $15.5 million, an increase of 85%-87% compared to $8.3 million for the full year of 2018. These strong results in the fourth quarter and full year 2019 were driven by expansion of the commercial organization, increased penetration within existing customer accounts, as well as the introduction of larger sizes of OviTex during 2019.

The Company expects reported cash, cash equivalents and short-term investments to be approximately $54.6 million at December 31, 2019.

“I am pleased with our fourth quarter results as well as the progress we made in 2019 to drive adoption of our OviTex and OviTex PRS product lines,” said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. “We intend to build on this momentum in 2020 as we continue to expand our commercial team, focus on implementation of our GPO contracts, increase our marketing activities, and drive operational excellence.”

The company has not yet completed closing its books for the fourth quarter or full year 2019, and the preliminary revenue and cash amounts for the fourth quarter and full year 2019 set forth in this press release represent the most current information available to management and reflect estimates and assumptions. This financial information is preliminary, unaudited and subject to adjustments. It does not present all information necessary to understanding the company’s fourth quarter and full-year financials results for 2019. Due to the completion of the company’s financial closing and review process, as well as the audit process, and other developments that may arise between the date of this press release and the time that financial results for the fourth quarter and full year 2019 are finalized, the company’s actual results may differ from these preliminary results and such differences may be material.

The company will report its final, audited fourth quarter and full year 2019 financial results during a conference call in March 2019. A press release with the date, time and webcast information will be provided closer to the reporting date. Financial guidance for 2020 will be provided on the company's fourth quarter and full year results conference call.

About TELA Bio, Inc.

TELA Bio, Inc. is a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction. TELA’s products are designed to improve on shortcomings of existing biologics and minimize long-term exposure to permanent synthetic material. TELA's portfolio is supported by quality, data-driven science and extensive pre-clinical research that has consistently demonstrated advantages over other commercially available products.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements include statements regarding TELA’s expected revenue for the quarter and year ended December 31, 2019, its anticipated revenue trends and other statements that are not historical facts. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA’s management. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differs materially and adversely from those indicated by such forward-looking statements including, among others: our ability to gain market acceptance for our products and to accurately forecast customer demand, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products. These and other risks and uncertainties are described more fully in the “Risk Factors” section and elsewhere in our filings with the with the Securities and Exchange Commission and available at www.sec.gov, including in our prospectus dated November 7, 2019. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to updates forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

TELA Bio Contact
Stuart Henderson
Vice President, Corporate Development and Investor Relations
TELA Bio, Inc.
484-320-2930
shenderson@telabio.com

Investor Contact
Peter Vozzo
Westwicke
443-213-0505
peter.vozzo@westwicke.com